Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 14, 2004, accompanying the consolidated financial statements included in the Annual Report of Consumer Direct of America on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Consumer Direct of America on Form S-8.

/s/	Chavez & Koch CPA’s, Ltd.

Chavez & Koch CPA’s, Ltd.

Las Vegas, Nevada
May 20, 2004